Exhibit 99.1

ONE LIBERTY PROPERTIES SELLS OFFICE PROPERTY

for $40 Million and Acquires Two Properties

for $ 16.7 Million

GREAT NECK, NY – October 22, 2014 – One Liberty Properties, Inc. (NYSE: OLP) recently sold an office property in Parsippany, NJ for approximately $40 million. The gain on the sale for financial statement purposes will be approximately $10 million and approximately $21 million for federal income tax purposes (in each case without giving effect to a $1.6 million mortgage pre-payment penalty).

In October 2014, the Company acquired two properties for approximately $16.7 million. The first is a 58,000 square foot stadium style theater located in Indianapolis, Indiana for approximately $9 million. The property is leased through 2027, without giving effect to renewal options, to Regal Cinemas, Inc.

The Company also added through a joint venture in which it has a 90% equity interest, a 57,000 square foot supermarket located in Philadelphia, Pennsylvania for approximately $7.7 million, including approximately $4.6 million of mortgage debt maturing in 2021 with an annual interest rate of 3.885%. The property is leased through 2021, without giving effect to renewal options, to Pathmark. The aggregate annual base rent payable at the date of acquisition with respect to these two acquired properties is approximately $1.3 million.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, said, "We continue to refine our portfolio through effective capital recycling efforts, marked by the sale of an asset we believed reached full value and enabled us to generate an attractive return for our investors. We are pursuing acquisition transaction(s) which may allow us to defer all or a portion of the gain for Federal income tax purposes, though no assurance can be given that we will be successful in this regard. We also are pleased to have added two assets that we believe will continue to contribute to our cash flow in the future. We will continue to pursue additional opportunities to deploy capital to match our long term objectives.”

About One Liberty

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in December 1982. The primary business of the One Liberty is to acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, health and fitness and other properties under long term leases. Most of One Liberty’s leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com.